UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (As Permitted By Rule 14(A)-6(E) (2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under Section 240.14a-12
ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 30, 2012

Dear Shareholder:

On behalf of the Board of Directors and management of Orrstown Financial Services, Inc., I cordially invite you to attend our 2012 Annual Meeting of Shareholders.  The Annual Meeting will be held at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania on Tuesday, May 1, 2012, at 9:00 a.m., local time.  The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting.  I will also report on our operations.  Our directors and officers, as well as representatives of Smith Elliott Kearns & Company, LLC, our independent auditors, will be present to respond to shareholder questions.

You will be asked to (i) elect the Board’s three nominees for director, (ii) provide a non-binding advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement; (iii) ratify the appointment of Smith Elliott Kearns & Company, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iv) consider a shareholder proposal if properly presented at the meeting.  The Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012; and “AGAINST” the shareholder proposal if it is properly presented at the meeting.

Your vote is important, regardless of the number of shares you own.  We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend.  All shareholders can vote by returning the enclosed Proxy Card.  Also, you may vote in person at the meeting if you so choose.  If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania  17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2012

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, May 1, 2012, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect three (3) directors to Class C for three (3) year terms expiring in 2015;

2.	Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On-Pay”);

3.	Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012;

4.	Consider a shareholder proposal if properly presented at the annual meeting; and

5.	Transact such other business as may properly come before the annual meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012; and “AGAINST” the shareholder proposal if it is properly presented at the meeting.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being mailed on March 30, 2012 to shareholders of record at the close of business on March 16, 2012.  A copy of the Annual Report on Form 10-K for the year ended December 31, 2011 is also enclosed.

Sincerely,

Kenneth R. Shoemaker
Secretary
March 30, 2012
Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Annual Meeting to be
Held on May 1, 2012 at 9:00 a.m.

The Proxy Statement and Annual Report to
Shareholders are available on the Internet at
http://www.cfpproxy.com/5772

TABLE OF CONTENTS
Page
Annual Meeting Information	1
Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	2
What is a quorum?	2
What vote is required to elect directors?	2
What vote is required to approve the other proposals?	3
Who will count the vote?	3
What is the deadline for shareholder proposals for next year’s Annual Meeting?	3
How are proxies being solicited?	3

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on May 1, 2012	3

Share Ownership of Certain Beneficial Owners	4

Share Ownership of Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	6

Proposal 1 - Election of Directors	6
Nomination of Directors	7
Biographical Summaries of Nominees and Directors	7
Director Independence	10
Shareholder Communications with the Board of Directors	10
Board Structure, Committees and Meeting Attendance	10
Audit Committee Report	13
Compensation Committee Interlocks and Insider Participation	13
Transactions with Directors and Management	13
Compensation of Directors	14
2011 Director Compensation Table	14
Information About Executive Officers and Other Significant Employees	16
Compensation Discussion and Analysis	17
Compensation Committee Report	24
Compensation Risk Assessment	25
Executive Compensation Tables	25
2011 Summary Compensation Table	25
2011 All Other Compensation Table	26
2011 Outstanding Equity Awards at Fiscal Year-End Table	27
2011 Option Exercises and Stock Vested Table	28
2011 Pension Benefits Table	28
Potential Payments Upon Termination or Change in Control	29

Proposal 2 – Advisory Vote on Compensation Paid to Named Executive Officers (“Say-On-Pay”)	32
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers	32

Proposal 3 – Ratification of the Audit Committee’s Selection of Smith Elliott Kearns & Company, LLC as the Company’s Independent Registered Public Accounting Firm for 2012	33
Relationship with Independent Registered Public Accounting Firm	34

Proposal 4 – Shareholder Proposal to Require Simple Majority Voting	35
Shareholder Proposal	35
Statement	35
Board of Directors’ Recommendation and Statement	36

Annual Report on Form 10-K	37

i

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held Tuesday, May 1, 2012, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the Annual Meeting.  This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting.  This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 30, 2012.

Who is entitled to vote?

Shareholders owning Company common stock as of the close of business on March 16, 2012 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  Each shareholder has one vote per share on all matters to be voted on.  As of March 16, 2012 there were 8,056,139 shares of the Company’s common stock outstanding.

On what am I voting?

You will be asked to:

(i)	elect three (3) directors to Class C for three (3) year terms expiring in 2015;

(ii)	approve a non-binding advisory vote regarding the compensation paid to our named executive officers as disclosed in this proxy statement (“Say-On-Pay”);

(iii)	ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012; and

(iv)	consider a shareholder proposal if properly presented at the Annual Meeting.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.

How does the Board of Directors recommend I vote?

The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the three nominees as directors to Class C named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our named executive officers as disclosed in this proxy statement;

(iii)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012; and

(iv)	“AGAINST” the shareholder proposal to require simple majority voting.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided.  If you sign your proxy form but do not mark your choices, your proxies will vote:

(i)	“FOR” the three persons nominated for election as directors to Class C named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our named executive officers as disclosed in this proxy statement;

(iii)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2012; and

(iv)	“AGAINST” against the shareholder proposal to require simple majority voting.

You may revoke your proxy at any time before it is exercised.  To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date or vote in person at the meeting.

You are only entitled to vote at the Annual Meeting if our records show that you held shares of the Company’s common stock as of the close of business on March 16, 2012. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee).

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares.  There must be a quorum for the Annual Meeting to be held.  Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.  Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers.  Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

Directors are elected by a plurality of votes.  The three nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors.  Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to approve the other proposals?

A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals.  Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.

Who will count the vote?

The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 30, 2012.  All proposals should be addressed to the Secretary of the Company.  In order to be considered for possible action by shareholders at the 2013 annual meeting of shareholders, shareholder proposals not included in the Company’s proxy statement must be submitted to the Secretary of the Company not later than February 13, 2013.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview.  Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses.  The Company has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee of $40,000.  The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on May 1, 2012

The Notice of Annual Meeting, this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available at:

http://www.cfpproxy.com/5772

Share Ownership of Certain Beneficial Owners

The Company does not know of any person or group who beneficially owned more than 5% of the Company’s Common Stock on March 16, 2012, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Orrstown Bank 77 East King Street Shippensburg, PA 17257	698,515 (1)	8.67%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	413,721 (2)	5.14%

(1)
Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares.  The Bank shares voting power as to 464,566 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power.  The Bank has sole voting power as to 37,923 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares.  As a matter of policy, however, the Bank does not vote shares for which it has sole voting power.  The Bank does not have the right to vote with respect to the remaining 201,467 shares and disclaims beneficial ownership of such shares.  The Bank has investment discretion with respect to 573,873 of the shares but, as a matter of policy, does not exercise that discretion and acts with respect to such shares solely upon the written direction of the client.  The Bank does not have investment discretion with respect to the remaining 196,026 shares.

(2)	Holds sole voting and investment power as to all shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the 2011 Summary Compensation Table appearing on page 24, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 16, 2012, based on information furnished by the persons named and the Company’s records.  Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(3)

Barbara E. Brobst	6,073		21,364
Anthony F. Ceddia	5,396	(2)	4,366
Jeffrey W. Coy	37,486	(2) (4)	4,366
Jeffrey W. Embly	11,661	(5)	33,310
Bradley S. Everly	19,309	(6)	30,244
Philip E. Fague	16,892		34,990
Jeffrey S. Gayman	4,910	(7)	15,973
Mark K. Keller	2,578	(2)	349
Andrea Pugh	21,478	(2)	4,366
Thomas R. Quinn, Jr.	6,653		6,000
Gregory Rosenberry	39,174	(2) (8)	4,366
Kenneth R. Shoemaker	32,909	(9)	38,466
Glenn W. Snoke	14,193	(2) (10)	4,366
Floyd E. Stoner	1,647		0
John S. Ward	4,893	(2)	4,366
Joel R. Zullinger	36,571	(2) (11)	4,366
Directors, nominees and executive officers as a group (20 persons including those named above)	270,250		234,022

(1)
On March 16, 2012, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock.  On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 504,272 shares or 6.08% of the outstanding shares of Company Common Stock.  Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	The amounts shown include 329 shares of restricted common stock that was issued June 3, 2011 with voting and dividend rights. The restriction expires June 3, 2012.
(3)
The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 16, 2012 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(4)	Includes 6,324 shares held by Mr. Coy’s spouse in her IRA.
(5)	Includes 259 shares Mr. Embly holds as custodian for his daughter.
(6)	Includes 727 shares pledged to secure a line of credit loan obtained by Mr. Everly from a non-correspondent bank and 1,683 shares held by Mr. Everly’s spouse.
(7)	Includes 10 shares Mr. Gayman holds as custodian for his children.
(8)	Includes 56 shares Mr. Rosenberry holds as custodian for his son.
(9)	Includes 6,696 shares pledged to secure a loan obtained by Mr. Shoemaker from a non-correspondent bank.
(10)	Includes 150 shares held by Mr. Snoke’s spouse as custodian for her son.
(11)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and the beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership of their equity securities of the Company with the Securities and Exchange Commission and to furnish us with copies of such reports.  Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2011 our directors, executive officers and beneficial owners of more than 10% of our common stock who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with all SEC filing requirements applicable to them.

PROPOSAL 1 – ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three year term of office.  At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified.  Class C Director Kenneth R. Shoemaker has recently advised the Board of his intention to retire from the Board of Directors and as Secretary to the Company and Orrstown Bank (the “Bank”) effective as of the date of the Annual Meeting.  The Board of Directors of the Company and the Bank have nominated Mr. Floyd E. Stoner to fill the vacancy in Class C on the Boards of the Company and the Bank created by Mr. Shoemaker’s retirement. Mr. Stoner is known to the Company and the Bank through the Bank’s and the Board’s affiliation with the American Bankers Association as well as his involvement in the Bank’s market area.  Accordingly, at the Annual Meeting, the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2015 or until their successor is elected and qualified.

The Board of Directors has nominated the following persons for election as directors to Class C:

Anthony F. Ceddia
Andrea Pugh
Floyd E. Stoner

Mr. Ceddia and Ms. Pugh are presently serving as directors of the Company and the Bank.

If you return a properly signed and dated proxy your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees.  If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors.  The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.

The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class C.

Nomination of Directors

In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board.  The three nominees named above were recommended by the Nominating and Governance Committee, then submitted to and approved by the Board of Directors as the three nominees for election as directors to Class C.

Although there are no stated minimum criteria for nominees, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors) compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.

The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws.  No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this Proxy Statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.

Any future recommendations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.

Shareholder nominations in accordance with the procedures set forth in the Company’s bylaws must be submitted not less than 30 days and not more than 50 days before the Annual Meeting is scheduled to be held and must include a statement setting forth the background, education and business experience of the nominee.

A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors

The Board of Directors believes that each of the nominees and directors possesses such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director.  Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B demonstrating these characteristics is set forth below.

Nominees for Director:

CLASS C DIRECTORS – CURRENT TERM EXPIRES IN 2012

Anthony F. Ceddia – 68, has been a member of the Board of Directors of the Company and of the Bank since 1996.  Mr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005.  Since his retirement as President of Shippensburg University, Mr. Ceddia has been a Visiting Professor at various institutions.  Mr. Ceddia also acts as a leadership and management consultant.  The Board of Directors values Mr. Ceddia’s executive level experience and perspective and his leadership skills.

Andrea Pugh – 59, has been a member of the Board of Directors of the Company and of the Bank since 1996.  She is President and sole member of PharmCare Consultants LLC, a pharmacy consulting business.  The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner and the insight it provides her into the financial services needs of and business issues facing many of the Bank’s small business customers that are owned and operated by women.

Floyd E. Stoner – 63, is a first time nominee to the Boards of Directors of the Company and the Bank.  Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy of the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience as a lobbyist for the ABA.  As the ABA’s chief lobbyist, he has been involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today.  Beginning in January 2012, Mr. Stoner also serves as a Senior Advisor – Consultant with Alliance Partners.  In addition, Mr. Stoner plans to retire to the greater Shippensburg area, where he owns a home and has several business interests locally.

CLASS C DIRECTOR RETIRING IN 2012

Kenneth R. Shoemaker – 64, is President of the Orrstown Bank Foundation, President Emeritus of the Bank and a Director and Secretary of the Company and of the Bank.  He served as President and Chief Executive Officer of the Company and of the Bank from 1987 until his retirement immediately following the 2009 Annual Meeting of Shareholders, and has served as a Director of the Company and of the Bank since 1986.  Mr. Shoemaker has advised the Board that he intends to retire from the Board of Directors, and as Secretary of the Company and the Bank, effective as of the date of the 2012 Annual Meeting.  Mr. Shoemaker will continue to serve as President of the Orrstown Bank Foundation and as President Emeritus of the Bank following his retirement from the Board of Directors.  The Board of Directors is grateful to Mr. Shoemaker for his leadership and service to the Board since 1986.

Continuing Directors:

CLASS A DIRECTORS – TERM EXPIRES IN 2014

Jeffrey W. Coy – 60, is Vice Chairman of the Boards of Directors of the Company and of the Bank.  Mr. Coy has served as a Director since 1984.  From 2005 to February 2011, Mr. Coy served as a Commissioner on the Pennsylvania Gaming Control Board.  From 1983 through 2004, Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District.  The Board of Directors values the knowledge, experience and perspective Mr. Coy has attained through his long tenure as a Director of the Company and the Bank and the substantial knowledge of the Bank’s Franklin and Cumberland Counties, Pennsylvania market areas he attained through his representation of those areas in the General Assembly.

John S. Ward – 74, has been a member of the Board of Directors of the Company and of the Bank since 1999.  Mr. Ward’s wife is a first cousin of Gregory A. Rosenberry, a Director of the Company and the Bank.  Mr. Ward served as President of Modern Transit Partnership, a non-profit organization created to support bringing commuter rail service to central Pennsylvania, from 2002 to 2010.  Prior thereto, Mr. Ward had a career as a mechanical engineer with Carlisle Syntec, Inc. and Carlisle Tire and Wheel and served as Chief Clerk of Cumberland County, Pennsylvania from 1995 to 2002.  The Board of Directors values the senior executive level experience and perspective that Mr. Ward possesses as a result of his careers in industry, local government and public works.

Joel R. Zullinger – 63, is Chairman of the Boards of Directors of the Company and of the Bank.  Mr. Zullinger has served as a Director since 1981.  Mr. Zullinger is an attorney at law with Zullinger Davis, P.C., in Chambersburg, Pennsylvania.  The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a Director of the Company and the Bank.  The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.

CLASS B DIRECTORS – TERM EXPIRES IN 2013

Mark K. Keller – 58, was appointed to the Company’s Board of Directors to fill the vacancy created by the retirement of Peter C. Zimmerman immediately following the 2009 Annual Meeting of Shareholders.  Mr. Keller has served as a member of the Bank’s Board of Directors since 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004.  The Board of Directors values Mr. Keller’s knowledge of the Bank’s Perry County, Pennsylvania market area attained through his representation of that area in the General Assembly.

Thomas R. Quinn, Jr. – 52, was appointed as President and Chief Executive Officer and a Director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders.  Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer.  He served as President and Chief Executive Officer of Fifth Third Bancorp’s South Florida Affiliate from 2005 to July 2008, and in a variety of executive positions with Citigroup and its affiliates from 1992 to 2005.  The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors.  The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer to peer basis with his fellow directors.  In addition, the Board of Directors believes that the knowledge, experience and perspective Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been and will continue to be valuable to the Company as it continues its transition from a smaller community banking institution to a multi-billion dollar regional institution.

Gregory A. Rosenberry – 57, has been a member of the Board of Directors of the Company and of the Bank since 1997.  He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale, real estate and securities investment business, President and owner of Tri-Valley Forestry, Inc. and a Director, Secretary and shareholder of

Rosenberry Brothers Lumber, Inc.  Mr. Rosenberry and Mr. Ward’s wife are first cousins.  The Board of Directors values Mr. Rosenberry’s knowledge, experience and perspective as an entrepreneur and small business owner and the insight it provides him into the financial services needs of and business issues facing many of the Bank’s small business customers.

Glenn W. Snoke – 63, has been a member of the Board of Directors of the Company and of the Bank since 1999.  Mr. Snoke is President of Snokes Excavating & Paving, Inc.  The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry customers.

Director Independence

The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and determined that each Director, other than Messrs. Quinn and Shoemaker, is an “independent director” under such definition.  In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business.  Other than loans, deposit, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the NASDAQ Stock Market Rule, except Messrs. Quinn and Shoemaker, who are not independent by reason of their respective service as executive officers of the Company and the Bank.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors.  The Board of Directors believes that this is appropriate because as a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to Directors in connection with meetings of the Board of Directors.  In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman.  When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance

During 2011 the Board of Directors of the Company met 26 times and the Board of Directors of the Bank met 12 times.  The Board of Directors of the Company has an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating and Governance Committee.  The Board of Directors of the Bank also has an Executive Committee.  During 2011 all of the Directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served.  It is Company policy that all Directors will attend the Annual Meeting of Shareholders.  All of the Company’s Directors attended the Annual Meeting of Shareholders in 2011.

With the exceptions of Messrs. Quinn and Shoemaker, all of the Directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman and an independent Vice Chairman.  The Vice Chairman also serves as Chair of the Executive Committees.

The Boards of Directors believe that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committees.  In addition, the independent directors have two regularly scheduled meetings each year in which they meet in executive session with only independent directors present.  The independent directors also may meet in executive session at additional times as necessary.  In addition to the Executive, Compensation, Audit and Nominating and Governance Committees discussed in greater detail elsewhere in this Proxy Statement, the Board of Directors of the Company also has an Asset and Liability Committee (ALCO), and the Board of Directors of the Bank has Credit Administration, Loan, Property, Technology and Trust Committees, through which the Boards of Directors are better able to perform their oversight responsibilities with respect to the various risks faced by the Company and the Bank.  The Company’s Board of Directors also has an Enterprise Risk Management Committee to provide additional oversight over seven risk areas: credit, operations and transactions, liquidity, market/interest rate, legal/compliance, strategies and reputation.  The Enterprise Risk Management Committee meets quarterly.

Executive Committee.  The Executive Committees of the Company’s and the Bank’s Boards of Directors meet jointly and act on matters between regular meetings of the Company’s and the Bank’s Boards of Directors.  The members of the Executive Committees are Jeffrey W. Coy, Chairman, Thomas R. Quinn, Jr., Kenneth R. Shoemaker (retiring as of the date of the Annual Meeting) and Joel R. Zullinger. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Coy and Zullinger are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. As President and Chief Executive Officer of the Company and the Bank, Mr. Quinn is not independent.  Mr. Shoemaker is not independent, having served as President and Chief Executive Officer of the Company and the Bank within the past three years.  The Executive Committees do not have charters.  The Executive Committees met 12 times in 2011.

Compensation Committee.  The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s chief executive officer and other executive officers and of the Board of Directors.  The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.

The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.  The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.

The members of the Compensation Committee are Jeffrey W. Coy, Chair, John S. Ward and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director.

The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities.  The Compensation Committee met 5 times during 2011.

Nominating and Governance Committee.  The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors.  It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process.  The Nominating and Governance Committee reviews, at least annually, its Charter and recommends proposed changes for Board approval.  The members of the Nominating and Governance Committee are Joel R. Zullinger, Chair, Jeffrey W. Coy, Mark K. Keller and Andrea Pugh.  As noted above in the discussion about the Executive Committee, Messrs. Coy and Zullinger are independent, as are Mr. Keller and Ms. Pugh.  The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.  The Nominating and Governance Committee met once in 2011.

Audit Committee.  The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations.  The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.

The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.  In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.

The members of the Audit Committee are Andrea Pugh, Chair, Anthony F. Ceddia and John S. Ward, each of whom the Board of Directors has determined to be independent.

In addition, the Board of Directors has determined that Mr. Ward has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, and as President of Modern Transit Partnership.  In these positions Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of Cumberland County and Modern Transit Partnership in the preparation of their respective financial statements which, together with his nine year tenure as a member of the Audit Committee, has provided him with an understanding of and familiarity with generally accepted accounting principles and internal controls over financial reporting.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year.  The Audit Committee met 16 times during 2011.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2011.  The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Smith Elliott Kearns & Company, LLC’s communications with the Audit Committee concerning independence and has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence.  In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Audit Committee:

Andrea Pugh, Chair
Anthony F. Ceddia
John S. Ward

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

As noted above, the members of the Compensation Committee are Jeffrey W. Coy, Chair, John S. Ward and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director.  There are no interlocking relationships, as defined by Securities and Exchange Commission regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Directors and Management

During 2011 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future.  These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or the Bank and a Director of the Company or the Bank, or with any entity controlled by such a Director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested Directors.  In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by the Bank to a Director of the Company or of the Bank, or to a related interest of such a Director, are subject to Federal Reserve Board Regulation O.  Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested Directors if the aggregate amount of all extensions of credit to such Director and the related interests of the Director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors

The following table sets forth compensation received by Directors of the Company in 2011, other than Thomas R. Quinn, Jr., our President and Chief Executive Officer.  Mr. Quinn does not receive compensation in his capacity as a Director.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2),(3)	All Other Compensation ($)	Total ($)

Anthony F. Ceddia	61,700	7,982	-	-	12,590	-	82,272

Jeffrey W. Coy	65,500	7,982	-	-	11,850	-	85,332

Mark K. Keller	47,000	-	-	-	-	-	47,000

Andrea Pugh	51,300	7,982	-	-	11,850	-	71,132

Gregory A. Rosenberry	49,500	7,982	-	-	12,440	-	69,922

Kenneth R. Shoemaker	33,100	7,982	-	-	11,510		52,592	(4)

Glenn W. Snoke	48,900	7,982	-	-	13,260	-	70,142

John S. Ward	65,900	7,982	-	-	6,830	-	80,712

Joel R. Zullinger	78,700	7,982	-	-	22,602	-	109,284

(1)
For each Director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2011 was: Mr. Ceddia – 4,366; Mr. Coy – 4,366; Mr. Keller – 349; Ms. Pugh – 4,366; Mr. Rosenberry – 4,366; Mr. Shoemaker – 38,466; Mr. Snoke – 4,366; Mr. Ward – 4,366; and Mr. Zullinger – 4,366.

(2)	Based on an October 1, 2010 to September 30, 2011 plan year for the Directors Retirement Plan.
(3)
For Mr. Zullinger, includes a $11,530 increase in the net present value of his accrued benefit under the Directors Retirement Plan, plus a $11,072 calendar year increase in the net present value of his accrued benefit under his “brick” plan.

(4)
For Mr. Shoemaker, who is retiring as a director as of the date of the 2012 Annual Meeting, excludes $204,869, representing $100,000 in base salary pursuant to the terms of his three year Executive Employment Agreement (expires May 2012) pursuant to which he serves as President Emeritus of the Bank and President of the Orrstown Bank Foundation; $3,000 in Company

contributions to his 401(k) plan account; $100,000 in payments pursuant to his Salary Continuation Plan; and $1,869 of Group Term Life Insurance.  A description of the key terms and conditions of the Salary Continuation Plan is set forth in the Executive Compensation section under “Potential Payments Upon Termination or Change in Control.”

Directors’ Fees.  During 2011 each director of the Company and the Bank, other than Mr. Quinn, was paid an annual retainer fee of $12,000 and each non-employee director of the Company and the Bank received $1,000 for each meeting attended where the Boards of Directors of both the Company and the Bank met on the same day; if there was a separate meeting of one of the respective Boards each non-employee director would receive $700 per additional meeting.  Each non-employee director who attends a committee meeting of the Company or the Bank receives $500 per meeting attended.  Each non-employee director of the Company and the Bank who is the chair of a committee receives a $2,500 retainer per year in addition to the $500 per meeting attended.

Deferred Compensation Plan.  In 1995 the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers.  Participation in the plan is voluntary.  Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation.  Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later.  Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later.  Payments may be made in equal monthly or annual installments over not more than ten years.  Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy.  If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment.  The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee.  The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee.  Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or its subsidiary bank.  In 2011 Ms. Pugh deferred $50,600 and Mr. Snoke deferred $13,300.

Directors Retirement Plan.  The Bank has entered into Director Retirement Agreements with Ms. Pugh and Messrs. Ceddia, Coy, Rosenberry, Shoemaker, Snoke, Ward and Zullinger.  Each Director Retirement Agreement provides the respective Director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the Director’s termination of service after having reached the normal retirement age of 65.  Generally, the amount of a Director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a Director Retirement Agreement, projected to the normal retirement age of 65 based upon annual increases of 4 percent.  For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4 percent.

A Director will forfeit his or her benefits under his or her Director Retirement Agreement if the Bank would terminate his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the Director’s service resulting in an adverse effect on the Bank or if the Director, after termination of service (other than following a change in control of the Bank), would compete with the Bank within a 50 mile radius of its main office in Shippensburg,

Pennsylvania.  The Bank also would not be obligated to pay any benefit under a Director Retirement Agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

If a Director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Code, the Director will be entitled to begin receiving his or her normal retirement benefit following the later of the Director’s termination of service or attaining normal retirement age.  The Director Retirement Agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.

The amount of the increase in 2011 in the net present value of the accrued benefit under the Directors Retirement Agreement is reported in the 2011 Directors Compensation Table for each participating Director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings Column.”

Brick Plan.  Mr. Zullinger and three of the Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65.  The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2010 is reported in the 2011 Director Compensation Table above.  Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804.  Mr. Zullinger’s total accrued benefit at December 31, 2011 was $121,796 and the vested amount of his annual benefit is $19,822.

Orrstown Financial Services, Inc. Stock Incentive Plan of 2011.  On May 3, 2011 shareholders approved the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan.  On June 3, 2011, each director, except Messrs. Quinn and Shoemaker, was granted 329 shares of restricted Company common stock, a value of $7,982.  Those shares are restricted until June 3, 2012.

Information About Executive Officers and Other Significant Employees

In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a Director of the Company and of the Bank, the Executive Officers and other significant employees of the Company and of the Bank are:

Jeffrey W. Embly – 41, is Senior Executive Vice President and Chief Operating Officer of the Company.  From January 2008 to June 2011 he served as Executive Vice President of the Bank and from September 2009 to June 2011 as Chief Credit Officer of the Bank.  From January 2008 to September 2009, Mr. Embly served as Chief Commercial Officer of the Bank and, from May 2005 to 2008, Senior Vice President and Chief Loan Officer of the Bank.

Bradley S. Everly – 61, is Executive Vice President and Treasurer of the Company and the Bank and has been Chief Financial Officer of the Company and of the Bank since 1998.  From 1998 to September 2010 he was Senior Vice President of the Company and the Bank.

Philip E. Fague – 52, is Senior Executive Vice President and Assistant Secretary of the Company.  From 1997 to June 2011, he served as Executive Vice President of the Bank.  Since September 2009 Mr. Fague has served as Mortgage and Consumer Business officer of the Bank.  From January 2008 to September 2009, Mr. Fague served as Chief Retail Officer of the Bank and, from 2002 to 2008, as Chief Sales and Service Officer of the Bank.

Douglas P. Barton – 47, has been Senior Vice President and Chief Accounting Officer of the Company and the Bank since September 2010.  From January 1, 2009 to September 2010, Mr. Barton was a partner in the independent registered public accounting firm ParenteBeard, LLC, and its predecessor, Beard Miller Company LLP.  From 2005 to December 31, 2008, Mr. Barton was a senior manager at Beard Miller Company LLP.

Barbara E. Brobst – 53, is Executive Vice President in charge of Human Resources of the Bank.  From 2005 to June 2011 she was Senior Vice President of the Bank and, since 2000 she has been Senior Trust Officer of the Bank.

Michelle N. Paulnock – 51, has been Senior Vice President of Operations of the Bank since September 2009.  She was Vice President and Senior IT Portfolio Manager for The South Financial Group from January 2009 to September 2009, and Vice President and Solution Support Manager for Sterling Financial Corporation from June 2000 to August 2008.

Jeffrey S. Gayman – 39, is Executive Vice President of the Bank.  From January 2008 to June 2011 he was Senior Vice President of the Bank.  Since September 2009, Mr. Gayman has been Chief Commercial Officer of the Bank.  Mr. Gayman was Chief Sales and Service Officer of the Bank from January 2008 to September 2009, Vice President and Regional Senior Loan Officer from June 2006 to January 2008, and Vice President and Commercial Market Manager from December 2002 to June 2006.

Gary R. Holder – 50, has been Senior Vice President and Chief Retail Officer of the Bank since September 2009.  He was Vice President and Regional Senior Loan Officer of the Bank from June 2006 to September 2009 and Business Development Officer from July 2003 to June 2006.

Benjamin S. Stoops – 60, has been Senior Vice President since May 2005 and, since December 1998, Chief Technology Officer of the Bank.  Mr. Stoops was Vice President of the Bank from December 1998 to May 2005.

Michael A. Moore - 38, is Senior Vice President and Chief Credit Officer of the Bank.  Mr. Moore joined the Bank in June 2011.  He was Senior Vice President and Chief Credit & Risk Officer of Franklin Financial Services, Inc. from May 2010 to June 2011.  He was Commercial Sales Team Leader of the Capital Region for Susquehanna Bancshares, Inc. from May 2008 to May 2010.  He was a commercial lender for Susquehanna Bancshares, Inc. from March 2003 to April 2008.

Mark G. Bayer – 49, has been Vice President and Director of Marketing of the Bank since December 2007.  He was Vice President and Director of Sales and Marketing for CommunityBanks from 2004 to December 2007.

Stephen C. Caldwell – 63, has been Vice President, since 2002, and Director of Human Resources, since 2001, of the Bank.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Summary.    2011 was a challenging year for the Company as we worked through credit issues.  The following are a sample of key operating and financial highlights for 2011:

•	Deposits were up by 2.4%.

•	Tangible book value fell from $17.50 to $15.79.

•	Net interest margin declined 7 basis points to 3.66%.

•	The efficiency ratio was 55.17% for the year.

Given our performance in 2011, the Compensation Committee approved the following actions with respect to the named executive officers:

•	Salaries were frozen.

•	Profit sharing was suspended.

•	No bonuses were accrued.

•	No stock options or restricted stock awards were granted.

•	The Company stopped paying Country Club dues where applicable.

Shareholder Advisory Votes on Compensation.   At the 2011 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company's executive compensation policies and practices as disclosed in the CD&A and the proxy by more than 89% of the shares voting on the matter.  In addition, the shareholders approved an advisory vote recommending that such advisory vote be taken annually by more than 67% of the shares voting on the matter.  The Company intends to follow this advisory vote on the annual frequency of such shareholder advisory votes.

Executive Compensation Objectives and Philosophy.    The Company’s compensation and benefits programs and policies are intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. A significant amount of compensation is dependent upon Company performance and individual contribution to Company success, but with a level of risk taking appropriate for the potential reward to the Company. Our goal is for our executive officers to prosper when the Company prospers, but for them to realize less personal income if the Company is less successful.

Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, stock options and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities.  Our annual cash incentive program, which was revised in 2011, is structured to align our executives’ cash bonus opportunities with the financial performance of the Bank, as well as reflect individual contribution and success.  In addition to cash incentives, we also provide equity compensation to our executives, historically in the form of stock options.  These awards further link annual compensation to annual Company performance, but also to link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company.

Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area. We also provide our executive officers with certain supplemental retirement programs on a basis competitive within the industry.

In 2011, base salary represented 100% of the total compensation paid.  As stated, no cash bonuses or stock options were awarded since incentive targets were not met.  The goal of the Compensation Committee is to have base salary represent two-thirds of total compensation.

Process for Determining Executive Compensation.    The Compensation Committee, management, and the Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, LLC, participate in the determination of executive compensation programs and practices.  The actual roles for each group are thoughtfully developed to align with governance best practices and objectives. Generally, the Compensation Committee is responsible for carrying out the responsibilities of its charter, including (but not limited to) establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Management’s role in determining executive compensation programs and practices consists of developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management also is responsible for making compensation recommendations each year, typically in the form of salary adjustments, short-term incentive targets and awards, and long-term incentive grants. For Mr. Quinn, our President and CEO, the Compensation Committee, comprised entirely of independent Directors, makes and approves recommendations regarding his pay.

The Compensation Committee also uses outside compensation consultants. A compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” along with information and advice on competitive compensation practices and trends, and specific views on the Company’s compensation programs. For 2011, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC. Pearl Meyer provides no other consulting or other services on behalf of the Company.

Benchmarking of Compensation Levels.    In making compensation decisions, the Compensation Committee generally reviews competitive market data related to base salary, annual bonus and total compensation. In 2010, Pearl Meyer developed a peer group of 19 banks to be used in evaluating the competitiveness of the Company’s current executive compensation program, as well as the appropriateness of any proposed changes.  This peer group was adjusted in 2011 due to acquisitions and stock delistings.  The peer group represented banks that met the following basic criteria:

•	Assets of approximately 0.5x – 2.0x that of the Company

•	Commercial banks

•	Domiciled in the Mid-Atlantic region of the United States

•	Similar business models

These criteria, further refined to reduce the number of comparators, resulted in the following peer group:

•	Metro Bancorp, Inc.
•	Financial Institutions, Inc.
•	Univest Corporation of Pennsylvania
•	Cardinal Financial Corporation
•	Eagle Bancorp, Inc.
•	Arrow Financial Corporation
•	Peapack-Gladstone Financial Corporation
•	Alliance Financial Corporation
•	Citizens & Northern Corporation
•	CNB Financial Corporation
•	VIST Financial Corp.
•	Bryn Mawr Bank Corporation
•	Chemung Financial Corp.
•	City Holding Company
•	Shore Bancshares, Inc.
•	Canandaigua National Corporation

The Company reviews the data from this peer group as well as other industry surveys.  The Company does not use a formulaic approach to benchmarking compensation for specific data points for individual job positions.  The Compensation Committee also considers data related to three year average total compensation for executive officer positions as that is a metric available through SNL Financial.

2011 Compensation Decisions.    The Compensation Committee met 5 times in 2011.  On December 9, 2011 the Compensation Committee accepted Mr. Quinn’s recommendation of no salary increases or bonuses for executive management.  In like manner, the Committee recommended no salary increase or bonus for Mr. Quinn.  The Compensation Committee’s recommendations were presented to and approved by the independent directors of the Bank at its December meeting.

Base Salary.    Base salaries for executive officers are determined based upon a comparison of Company performance to competitive market data, as well as evaluations of individual performance and contributions.  In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor. Following consideration of the information obtained and reviewed, and the recommendations of Mr. Quinn, the members of the Compensation Committee recommended and the Bank’s independent directors approved at its December meeting leaving base salaries at 2011 levels or at $414,027 for Mr. Quinn; $206,013 for Mr. Everly; $209,391 for Mr. Fague; $209,906 for Mr. Embly; $180,281 for Mr. Gayman and $154,274 for Ms. Brobst.

Cash Bonuses.    In 2011, the Compensation Committee approved changes to the cash bonus program, which were intended to reflect changes in market practice in plan design as well as internal considerations regarding incentive compensation at the Company.  As noted above, the program was structured to provide cash bonuses based on a combination of company performance and individual contributions.  For 2011, it was decided that Company performance would be defined as performance versus budget and relative to the peer group, including the following measures:

•	Net income;

•	Diluted earnings per share (EPS);

•	Return on assets (ROA);

•	Return on tangible equity (ROTE);

•	Efficiency ratio; and

•	Non-performing assets as a percentage of total assets.

This set of measures was chosen to effectively balance incentivizing management on core operating measures, linking annual incentives to measures that in the aggregate create shareholder value, and taking into account risk.

There were no individual weightings or discrete goals ascribed to these measures for 2011, rather the Compensation Committee would review the Company’s results at the end of the year versus budget and against peers and make a qualitative evaluation as to how the Company should fund bonuses based on their assessment. Further, the Compensation Committee has additional authority to differentiate payouts between named executive officers to account for individual contribution and performance.  Based upon the Company’s performance in 2011, Mr. Quinn recommended that no annual cash incentive awards be paid to the named executive officers in 2011.  The Compensation Committee approved that no annual cash incentive awards would be provided for 2011 to the named executive officers, including to Mr. Quinn.

Long-term Incentives.    In 2011, the Board of Directors of the Company unanimously approved and adopted the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).  The Stock Incentive Plan was ratified by the shareholders at the 2011 Annual Meeting. The purpose of the Stock Incentive Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to:

•	contribute to the long term growth and profitability of the Company;

•	assist the Company to attract, retain and motivate key personnel with experience and ability; and

•	link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Compensation Committee, on behalf of the Board of Directors, administers the Stock Incentive Plan, and determines the number of shares to be granted, as well as the relevant terms and conditions of each grant.  Historically, the Company has granted stock options, all of which are exercisable at an option price equal to the “fair market value” of the Company’s common stock on the date of grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date.  It is anticipated that going forward, the Company will make use of additional equity instruments covered under the Stock Incentive Plan, including restricted stock.  Grants to officers of the Company and other key employees are based on criteria established by the Compensation Committee including past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Compensation Committee has total discretion over the number of shares or shares covered by option grants awarded at any given time, subject to the conditions and restrictions of the Stock Incentive Plan. There were no restricted stock or stock option awards to the named executive officers for 2011.  The Committee does anticipate awarding grants in the future to provide for greater alignment with the overall executive compensation philosophy and purpose.

401(k) and Profit Sharing Plan.  The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to 3 percent of an employee’s annual compensation. In addition, the Bank maintains a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on the Company’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan.  There was no profit sharing awarded to any employee in 2011.

Deferred Compensation and Supplemental Benefit Programs.  The Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Compensation Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

The Bank has established salary continuation plans for certain of its executive officers including, without limitation, many of the named executive officers, in order to provide them with supplemental retirement income. The purpose of the plans is to provide an incentive to such persons to continue in the employ of the bank.

The Bank also has established an officer group term replacement plan for the benefit of Messrs. Quinn, Everly and Fague.  This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (but not exceed the net coverage purchased).

As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2011.

Employment Agreements.   On March 1, 2009, the Company entered into an executive Employment Agreement with Mr. Quinn providing for a two year term expiring February 28, 2011.  This agreement was extended in August 2011 for a new term continuing until August 25, 2015.  The minimum annual base salary is $414,000.  During the term of the agreement, the Company will cause Mr. Quinn to be elected to the Board of Directors of the Bank and to nominate him to serve as a director of the Company.  During the period of employment and for one year thereafter, Mr. Quinn agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within an eighty mile radius of Shippensburg, Pennsylvania.  In addition, during this period, Mr. Quinn will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.  The Company and Bank also extended the term of the Executive Employment Agreements with Messrs. Fague, Gayman and Embly, providing for two year terms to expire December 31, 2013. The Company and the Bank entered into an Executive Employment Agreement with Mr. Everly providing for a two year term to expire September 30, 2012. Subject to the right of the executive to resign at any time upon ninety days prior notice, the Executive Employment Agreements provide for renewal or extension for successive two year terms by written notice to the Executive by the Company and the Bank not later than one hundred twenty days prior to the expiration of the then current term. In addition to annual base salaries, the Executive Employment Agreements provide that each officer is eligible to receive annual incentive payments and equity incentive awards, and to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which other senior officers of the Bank are eligible to participate. The Executive Employment Agreements also contain customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and restrictive covenants. The purpose of the Executive Employment Agreements is to provide those officers with job security while providing the Company and the Bank with protections against competition and solicitation of customers and employees if any of the officers would leave the Bank’s employ.

Change in Control Agreements.  The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009, and with Messrs. Embly, Fague and Everly in May 2008. The purpose of the Change in Control Agreements is to promote the interests of the Company and the Bank by mitigating the concerns senior officers may have for job security, authority or compensation in connection with a change in control of the Company or the Bank, such that the business and strategic decisions such officers may make on behalf of the Company and the Bank may be made independently of such concerns. The Compensation Committee believes that providing Change in Control Agreements to such senior executives is competitive with the practices of its peers. The key terms and conditions of the Change in Control Agreements are described below under “Potential Payments Upon Termination or Change in Control.”

Risk Management.  We believe that the Company’s compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company.  Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the form of stock options also subject to Compensation Committee and independent director discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component such as loan originators and investment counselors who are paid, in significant part, based upon production, we believe the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.

Tax and Accounting Considerations.  The Company takes into account the tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2011 to the named executive officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code.  Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

Although the Company does not presently have a policy for recoupment of incentive compensation in the event of restatement or adjustment of the performance measures in the future after incentive awards have been paid, the Compensation Committee is reviewing implementation of such a requirement related to future incentive compensation awards.  The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its named executive officers, but all such officers currently hold personal investments in the Company’s stock.  The Company does not have any policies regarding hedging strategies applicable to the named executive officers or directors and their personal investments in Company stock.

Compensation Committee Report

We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee

Jeffrey W. Coy, Chair
John S. Ward
Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Risk Assessment

During the 2011 fiscal year, senior management has conducted a Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee.  This Compensation Risk Assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2011 for services rendered in all capacities by our principal executive officer, principal financial officer and four other executive officers who received total compensation in excess of $100,000.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Thomas R. Quinn, Jr. President & Chief Executive Officer	2011	414,027	0	-	0	-	135,051	16,347	565,425
	2010	399,051	196,160	-	34,860	-	194,122	89,775	913,968
	2009	302,885	75,160	-	0	-	14,490	27,299	419,834

Bradley S. Everly Executive Vice President & Chief Financial Officer	2011	206,013	0	-	0	-	49,272	7,126	262,411
	2010	180,204	70,267	-	27,888	-	49,266	33,262	360,887
	2009	158,346	33,660	-	11,336	-	32,055	29,158	264,555

Jeffrey W. Embly Senior Executive Vice President & Chief Operating Officer	2011	209,906	0	-	0	-	11,824	6,718	228,448
	2010	202,969	83,726	-	27,888	-	11,824	36,942	363,349
	2009	188,077	40,226	-	13,224	-	11,824	34,157	287,508

Philip E. Fague Senior Executive Vice President & Chief Mortgage, Consumer and Investment Officer	2011	209,391	0	-	0	-	19,205	6,805	235,401
	2010	202,500	71,160	-	27,888	-	19,204	36,948	357,700
	2009	188,077	35,160	-	13,224	-	19,204	34,332	289,997

Jeffrey S. Gayman Executive Vice President & Chief Commercial Officer	2011	180,281	0	-	0	-	0	5,674	185,955
	2010	150,643	45,160	-	18,883	-	0	27,402	242,088
	2009	140,069	25,160	-	9,280	-	0	25,419	199,928

Barbara E. Brobst Executive Vice President & Human Resources Director	2011	154,274	0	-	0	-	19,844	4,624	178,742
	2010	149,594	30,213	-	15,978	-	19,844	26,928	242,557
	2009	140,762	25,213	-	9,280	-	19,844	25,337	220,436

(1)
Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FASB ASC Topic 718.  There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model.  The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised.  Please see the 2011 Outstanding Equity Awards Table below for more information regarding options outstanding at December 31, 2011.  There were no option or stock grants made in 2011.  As such, the grants of plan-based awards table has been omitted.

(2)	Based on an October 1 to September 30 plan year under executive officer Salary Continuation Agreements.
(3)	See 2011 All Other Compensation Table below.

As indicated in the 2011 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2011 set forth in the All Other Compensation Column are detailed in the following table.

2011 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Thomas R. Quinn, Jr.	2011	4,676	671	11,000	16,347
	2010	47,804	608	41,363	89,775
	2009	27,299	-	-	27,299

Bradley S. Everly	2011	-	952	6,174	7,126
	2010	-	825	32,437	33,262
	2009	-	656	28,502	29,158

Jeffrey W. Embly	2011	-	428	6,290	6,718
	2010	-	408	36,534	36,942
	2009	-	303	33,854	34,157

Philip E. Fague	2011	-	494	6,311	6,805
	2010	-	438	36,510	36,948
	2009	-	441	33,891	34,332

Jeffrey S. Gayman	2011	-	299	5,375	5,674
	2010	-	286	27,116	27,402
	2009	-	206	25,212	25,419

Barbara E. Brobst	2011	-	-	4,624	4,624
	2010	-	-	26,928	26,928
	2009	-	-	25,337	25,337

Except as to Mr. Quinn in 2009 and 2010, the total value of perquisites and personal benefits for a named executive officer is less than $10,000.  In 2011 for Mr. Quinn, perquisites and personal benefits consisted of country club dues and automobile allowance.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the named executive officers described above in the Compensation Discussion and Analysis.

The Company fully funded its contribution to the profit sharing plan for 2009 and 2010 at 15%.  There was no contribution in 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date

Thomas R. Quinn, Jr.	6,000	21.14	7/21/2020
Bradley S. Everly	4,800	21.14	7/21/2020
	1,200	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	3,307	24.72	6/26/2013
	2,892	19.00	6/27/2012
Jeffrey W. Embly	4,800	21.14	7/21/2020
	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	4,410	24.72	6/26/2013
	4,630	19.00	6/27/2012
Philip E. Fague	4,800	21.14	7/21/2020
	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,961	36.92	6/24/2014
	4,961	24.72	6/26/2013
	5,208	19.00	6/27/2012
Jeffrey S. Gayman	3,250	21.14	7/21/2020
	1,000	36.95	7/30/2019
	1,760	30.01	7/15/2018
	1,000	32.02	7/09/2017
	1,050	36.11	6/22/2016
	2,100	40.14	6/23/2015
	2,205	36.92	6/24/2014
	1,874	24.72	6/26/2013
	1,734	19.00	6/27/2012
Barbara E. Brobst	2,750	21.14	7/21/2020
	1,000	36.95	7/30/2019
	1,760	30.01	7/15/2018
	2,200	32.02	7/09/2017
	2,100	36.11	6/22/2016
	3,150	40.14	6/23/2015
	2,756	36.92	6/24/2014
	2,756	24.72	6/26/2013
	2,892	19.00	6/27/2012

(1)   There were no unexercisable options at December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas R. Quinn, Jr.	-	-	-	-

Bradley S. Everly	2,429	22,119	-	-

Jeffrey W. Embly	4,861	43,318	-	-

Philip E. Fague	4,861	33,760	-	-

Jeffrey S. Gayman	1,214	12,243	-	-

Barbara E. Brobst	2,429	24,144	-	-

2011 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas R. Quinn, Jr.	Salary Continuation Agreement	3	385,947	-

Bradley S. Everly	Salary Continuation Agreement	14	508,219	-

Jeffrey W. Embly	Salary Continuation Agreement	14	76,343	-

Philip E. Fague	Salary Continuation Agreement	23	176,615	-

Jeffrey S. Gayman	-	15	-	-

Barbara E. Brobst	Salary Continuation Agreement	14	128,124	-

In the table above:

•	The number of years of credited service equals the number of years of employment service

•
When we use the phrase “present value of accumulated benefit,” we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

•	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2011.

•	No amounts were actually paid or provided to the named executive officers during 2011.

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements.  The Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table.  The Agreements provide each executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control or within 60 days after separation from service in the case of disability.  Under the Agreements the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary.
The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; with Mr. Everly $62,000 at age 62; with Mr. Fague, $73,000 at age 65; with Mr. Embly, $90,000 at age 65; and with Ms. Brobst, $60,000 at age 65.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarily reduced from the normal retirement benefit.  In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit.  In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of the officer’s death certificate.  In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.

Benefits under the Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Employment Agreement.  As detailed in the “Compensation Discussion and Analysis” section, the Company previously entered into an Executive Employment Agreement with Mr. Quinn providing for a term continuing until August 25, 2015.  The Company and the Bank also extended the term of the Executive Employment Agreements with Messrs. Fague, Gayman and Embly, providing for two year terms to expire December 31, 2013.  The Company and the Bank entered into an Executive Employment Agreement with Mr. Everly providing for a two year term to expire September 30, 2012.

The following table summarizes potential benefits for each of the named executive officers in the event of termination of employment unrelated to a change in control transaction if it had occurred on December 31, 2011.

Name	Cash Payment Upon Involuntary Termination (without cause) ($) (1)	Cash Payment Upon Voluntary Termination for "Good Reason" ($) (1)	General Health and Welfare Benefits (2)	Total ($)

Thomas R. Quinn, Jr.	1,511,406	1,511,406	57,654	1,569,060

Bradley S. Everly	154,510	154,510	11,845	166,355

Jeffrey W. Embly	419,812	419,812	32,935	452,747

Philip E. Fague	418,782	418,782	2,924	421,706

Jeffrey S. Gayman	360,562	360,562	32,427	392,989

Barbara E. Brobst	-	-	-	-

(1)	Assumes payment of continued salary under existing employment contracts for remaining term of contract in effect as of December 31, 2011.
(2)	Estimated benefits contribution expense during period of continued salary payment noted at footnote 1 above.

Change in Control Agreements.  The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009, and with Messrs. Everly, Fague and Embly in May 2008.  The terms and conditions of the Change in Control Agreements are substantially the same for each executive, except for the respective amounts of the cash compensation and the terms for which the Company and the Bank will continue to provide the executives with health and welfare benefits.  The Change in Control Agreements provide that the Company and the Bank are to pay to the executives the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that an executive’s employment is terminated by the Company or Bank without good cause or by the executive for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreements define “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) materially changes the location of the executive’s primary office; (d) reduces the executive’s annual base salary; or (e) any other action or inaction which constitutes a material breach of the executive’s Executive Employment Agreement; in all cases after notice to the Company or Bank and the failure of the Company or the Bank to cure the situation after such notice.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executive cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs.  For Mr. Quinn the multiple is 2.99 times; for Messrs. Fague and Embly the multiple is 2 times; and for Mr. Everly the multiple is 1.5 times.  Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control.  For Mr. Quinn the term is three years; for Messrs. Fague and Embly the term is two years; and for Mr. Everly the term is one and one-half years.  The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependants will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreements also provide that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

The following table summarizes potential change in control benefits for each of the named executive officers.  For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2011.

Name	Cash Benefit Under Change in Control Agreement ($)	Cash Benefit Under Salary Continuation Agreement($) (1)	General Health and Welfare Benefits (2)	Total Benefits ($) (3)

Thomas R. Quinn, Jr.	1,824,459	1,897,575	47,223	3,769,257

Bradley S. Everly	414,420	568,134	23,690	1,006,244

Jeffrey W. Embly	587,264	218,841	32,935	839,040

Philip E. Fague	561,102	339,467	2,924	903,493

Jeffrey S. Gayman	-	-	-	-

Barbara E. Brobst	-	290,372	-	290,372

(1)
Present value as of December 31, 2011 of accumulated benefit under Salary Continuation Agreement at normal retirement age.  Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.
(3)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations.  This vote is commonly referred to as the “Say-On-Pay” vote.  As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors.  The Company’s shareholders voted at the 2011 Annual Meeting of Shareholders to hold this vote on executive compensation annually.  The vote is non-binding, however the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our named executive officers.

The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders.  Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.

The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers:

•
Fair, Reasonable and Appropriate Levels of Compensation.  A recent study conducted by the Compensation Committee’s independent consultant found that overall cash compensation levels for our named executive officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market, albeit on the lower end.  Furthermore, the Company provides limited benefits and perquisites to our executives.

•
Pay and Performance Alignment.  The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option awards when made, are in a responsible manner, consistent with our performance in relation to our operating plan and the performance of our peers.

•
Risk Mitigation.  We strive to have a risk appropriate compensation program.  We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk appropriate environment for compensating our executives.

•
Revised Long-term Incentive Strategy.  We recently approved changes to our long-term incentive strategy for executives.  For 2012 and future years, we anticipate shifting our strategy of granting equity awards to a balanced mix of stock options and restricted stock, both of which will have multi-year vesting criteria.  These changes reflect the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.

•
Expert Advice from an Independent Consultant.  The Compensation Committee of the Board of Directors engaged an independent executive compensation advisor, Pearl Meyer & Partners LLC, in 2011.  Pearl Meyer & Partners reports directly to the Compensation Committee and provides no other services to the Company.  The Compensation Committee retains full authority in the relationship with Pearl Meyer & Partners.

Additional details on our executive compensation programs and practices are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.

The affirmative vote of a majority of the votes cast at the annual meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our named executive officers as described in this proxy statement.

The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF THE AUDIT COMMITTEE’S
SELECTION OF SMITH ELLIOTT KEARNS & COMPANY, LLC AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm.  The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence.  You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.

On March 6, 2012, the Audit Committee presented its conclusions regarding the independent registered public accounting firm to our Board of Directors.  Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2012.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Smith Elliott Kearns & Company, LLC.  The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm.  If the Audit Committee does select a new independent registered public accounting firm for 2012, the Company will not seek shareholder ratification of the Audit Committee’s new selection.

The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2012.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2012.

Relationship with Independent Registered Public Accounting Firm

Representatives of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm for 2011, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees.  Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2011 and 2010, are set forth below:

	2011	2010

Audit Fees	$108,255	$99,200
Audit-Related Fees	$12,200	$66,710
Tax Fees	$12,400	$11,150
TOTAL	$132,855	$177,060

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.

Audit-Related Fees were for professional services rendered for 2011 and 2010 in connection with certain regulatory reporting requirements and for 2010 in connection with issuing a comfort letter in connection with the Company’s public stock offering.

Tax Fees for 2011 and 2010 were in connection with preparation of the Company’s tax returns for 2009, 2010 and 2011 and responding to certain IRS inquiries.

There were no Other Fees, in the aggregate, billed by the Company’s principal accountant for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the years ended December 31, 2011 and 2010.

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement.  The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the deminimus exception set forth in applicable SEC rules and regulations.  In 2011, all audit and non-audit services provided by Smith Elliott Kearns & Company, LLC, were pre-approved by the Audit Committee.

PROPOSAL 4 – SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 968 shares of our common stock, has informed us that he plans to introduce the following resolution at the Annual Meeting.  In accordance with the rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed below verbatim from his submission.  The Company is not responsible for the contents of the resolution or supporting statement. The position of the Board of Directors and its recommendation immediately follow the proposal below.

Shareholder Proposal

RESOLUTION:  That the shareholders of ORRSTOWN FINANCIAL SERVICES, INC. request its Board of Directors to take the steps necessary so that each shareholder voting requirement, or other requirement, in our articles and by-laws, that calls for a greater than simple-majority vote, or other requirement, be changed to a majority of votes cast “for” or “against” the proposal in compliance with applicable laws.

Statement

Orrstown Financial’s third quarter, 2011, carries the banner of “A Tradition of Excellence” and announces that a federal regulator would not approve the payment of a cash dividend.  What’s wrong with this picture?

The proponent believes that the Board of Directors is not sufficiently accountable to shareholders and was not looking out for our best interests.

The report speaks of    “refining existing policies,”
“re-engineering our Credit Administration,” and to
“reduce our level of non-performing assets.”

When buzzwords beginning with the letters “R E” are being thrown at us, where are “reality” and “realignment” of the Board with interested directors.

The proponent presented this proposal in 2010 and it was defeated.  Now, with the spiralling downturn in our share price, from $29.50 to $8.08 per share and no dividend, it appears that I was two years ahead of my time.

Then, I noted simple-majority voting was needed to replace super-majority vote requirements of upto 75% and, that a super-majority vote of 75% is required to amend the by-laws which classify terms of directors to be three years rather than one year, and under some circumstances, a majority of directors must support the issue to be voted upon.

The record of the Board of Directors shows poor stewardship for the shareholders’ investments and the proponent believes greater accountability is essential in going forward.

Corporate governance procedures and practices create levels of accountability that end up being closely related to corporate performance.  “What matters in Corporate Governance?” (written by Lucien Belchuk, Alma Cohen, and Allen Ferrell of Harward Law School), states that super-majority voting requirements have been found to be one of the six entrenching mechanisms that are negatively related with corporate governance.  Could this partly explain the downturn of earnings and the deletion of at least one dividend?

The topic of repealing super-majority voting requirements has received from 74% to 88% of the vote at Weyerhauser, Alcoa, Waste Management, Macy’s and Avista Corporation.

Let’s take a step forward for better governance at Orrstown Financial!

Please vote “FOR” this proposal to let our Directors know shareholders seek better governance.  Thank you.

Board of Directors’ Recommendation and Statement

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The purpose of supermajority shareholder voting requirements like those contained in certain provisions of the Company’s Articles of Incorporation and By-laws is to ensure wide support among shareholders for certain specific, limited and important actions.  The Board of Directors believes that the issues presented by such actions are likely to be so significant that they should be undertaken only if widely supported by the shareholders.  As discussed further below, in certain instances a supermajority shareholder vote to approve an action is only required when a supermajority of the Board of Directors has not approved the action.  The Company believes that this is a valuable safeguard to ensure that actions not widely supported by the directors are only undertaken if widely supported by the shareholders.

The Company’s Articles of Incorporation contain two provisions requiring a supermajority vote of the Company’s shareholders: (i) a 75% supermajority vote to approve a merger (or a sale of substantially all of the Company’s assets) with a shareholder of the Company who owns at least 10% of the Company’s common stock or an entity controlled by such a shareholder in the event that the transaction has been approved by fewer than 75% of the directors and (ii) a 75% supermajority vote to amend our Articles of Incorporation in the event the amendment has been approved by fewer than 75% of the directors.  The Board of Directors believes that requiring 75% of the shareholders of the Company to approve this specific type of merger transaction and to amend the Company’s Articles of Incorporation, in each case when less than 75% of the Company’s directors support the measures, is appropriate and important in order to ensure that such significant actions are undertaken only when widely supported by shareholders.  If these specific actions are supported by at least 75% of the Company’s directors, then only a majority of all shares entitled to vote would be required to approve the action.

The Company’s By-laws contain three provisions requiring a supermajority vote of the shareholders: (i) a two-thirds supermajority vote to remove directors from office, (ii) a 75% supermajority vote to amend the By-laws to reduce the limitation of directors’ liability or to limit indemnification or the advancement of expenses to directors as provided in the By-laws and (iii) a 75% supermajority vote to amend the Company’s By-laws.  The Board of Directors believes that it is inappropriate to permit the removal of a duly elected director during the director’s term of office unless the removal of the director is widely supported by shareholders holding a supermajority of the shares.  This provision helps to ensure consistency and stability in the Company’s leadership on the Board of

Directors.  The Board of Directors also believes that any reductions in directors’ liability or limits to indemnification should be undertaken only if such measures are widely supported.  It is important to note that each member of the Company’s Board of Directors owes certain fiduciary duties to the Company and its shareholders by law and that the Company’s By-laws currently prohibit indemnification of directors for any conduct that is determined by a court to have constituted willful misconduct or recklessness.

With respect to amendments to the Company’s By-laws, both Pennsylvania law and the Company’s By-laws provide the Board of Directors with authority to amend the By-laws, which is at all times subject to the power of the shareholders to further alter or amend the By-laws.  As with amendments to the Articles of Incorporation discussed above, the Board of Directors believes that this important governing document should be amended conscientiously and only after due consideration of the important nature of the By-laws and their impact on the operation of the Company’s business and operations.  As such, the Board of Directors believes that amendments to the By-laws should be made by shareholders only if widely supported.

The affirmative vote of the holders of a majority of the shares cast at the Annual Meeting is necessary for the approval of Mr. Armstrong’s proposal.  Approval of Mr. Armstrong’s proposal would only serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority shareholder voting provisions contained in the Articles of Incorporation and By-laws.  Approval of the proposal would not, in itself, remove the provisions of the Company’s Articles of Incorporation and By-laws.  Each such change would require a separate amendment of the Articles of Incorporation and By-laws.

The Board of Directors recommends that you vote AGAINST this proposal.  Proxies will be voted AGAINST the proposal unless otherwise specified.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company.  The Annual Report on Form 10-K also is available at www.orrstown.com.